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                                                                     EXHIBIT 991

                                                   NEWS RELEASE



  AK Steel Signs Letter of Intent to Sell Sawhill Tubular Division


MIDDLETOWN, OH, DECEMBER 18, 2001--AK Steel (NYSE: AKS) said today that it had signed a letter of intent to sell the assets of its Sawhill Tubular Division to John Maneely Company, Collingswood, New Jersey. The sale is contingent upon approval by the boards of directors of both companies as well as regulatory agency approval. Terms of the proposed sale were not released.

     Sawhill Tubular Division manufactures continuous weld, electric resistance weld, seamless and mechanical tube and pipe products in diameters up to six inches. End uses for the division's tube and pipe products include construction, manufacturing, transportation, fire suppression and conveyor systems.

     AK Steel said the Sawhill division, headquartered in Sharon, Pennsylvania, currently employs about 775 men and women in plants in Sharon and Wheatland, Pennsylvania and Warren, Ohio. AK Steel said the Sawhill division product line did not fit into its long-range market strategy.

     With headquarters in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets. The company has about 11,500 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania.